Exhibit 21.1

DOMTAR CORPORATION – SUBSIDIARY COMPANIES

As of December 31, 2011

Domtar Corporation

Domtar Paper Company, LLC

Domtar Delaware Holdings, LLC

Domtar Delaware Investments Inc.

Domtar Delaware Holdings Inc.

Domtar Pacific Papers ULC

7726392 Canada Inc.

Domtar (Canada) Paper Inc.

Domtar Pulp and Paper General Partnership (held 0.001% by DCPI and 99.999% by DInc)

Domtar Inc.

Domtar Asia Limited

Brompton Lands Limited

Techni-Therm Inc.

Domtar Expetech Inc.

Domtar International Limited

Domtar Hong Kong Limited

Domtar Paper Co., Ltd.

Domtar Industries LLC

Domtar Funding Limited Liability Company

E.B. Eddy Paper, Inc.

Ariva Distribution Inc.

Domtar A.W. LLC

Domtar Wisconsin Dam Corp.

Domtar Europe Sprl

Domtar AI Inc.

Attends Healthcare Products, Inc.

AFFILIATED COMPANIES – (% held)

Celluforce Inc.	–	(50%)
Chaudière Water Power Inc.	–	(38%)
Clergue Forest Management Inc.	–	(24%)
Forest Insurance Limited	–	(10%)
Red Lake Forest Management Inc.	–	(50% of class A shares)
Northshore Forest Inc.	–	(42%)
Vermilion Forest Management Co.	–	(24.17 class A shares)